Thermon Reports Second Quarter Fiscal 2024 Results
Continuing Double-Digit Revenue, Net Income, Adjusted EBITDA, and EPS Growth
Raising FY 2024 Revenue and EPS Guidance

AUSTIN, TX / ACCESSWIRE / November 2, 2023 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the second quarter ("Q2 2024") of the fiscal year ending March 31, 2024 ("Fiscal 2024").

Key highlights for Q2 2024 as compared to the three months ended September 30, 2022 ("Q2 2023") include:

•Produced record revenue of $123.7 million, an increase of 23%, driven by sales growth in the US, Europe and Asia Pacific

•Realized fully diluted GAAP earnings per share ("EPS") of $0.43 and record non-GAAP adjusted EPS of $0.49, an increase of 33% and 30% respectively due to operating margin improvement and ongoing disciplined cost control

•Generated net income of $14.7 million, an increase of 34%, and Adjusted EBITDA of $27.7 million, an increase of 27%, driven by volume growth and effective cost management

•Achieved gross profit of $54.5 million, an increase of 19%, and gross margin of 44.0%, as compared to 45.7%, a contraction of approximately 170 basis points due to mix

•Reached bookings of $116.4 million, an increase of 22%, driven by 73% of orders in diversified end markets, and a book-to-bill ratio of 0.94x

"This was another excellent quarter for Thermon, with record revenue, gross profit and non-GAAP adjusted EPS. The results are a testament to the strong execution of our strategic initiatives and our global team’s ability to operate effectively in a dynamic environment,” said Bruce Thames, President and CEO. “Earnings per share were up approximately 30%, largely due to resilient customer demand combined with productive, incremental investments in our strategic initiatives that are driving profitable growth. Sales volume was driven by healthy demand in the United States and Latin America, along with substantial year-over-year revenue increases across diversified end markets such as Power, Renewables, and Food & Beverage. Decarbonization opportunities represented over 7% of revenues and 11% of bookings in the quarter as we continue to see growth in the pipeline. We enter the second half of our fiscal year with a solid backlog and a balanced outlook that accounts for ongoing macroeconomic volatility and the significant opportunities ahead of us in Fiscal 2024 and beyond."

Financial Highlights	Three Months Ended September 30,			Six months ended September 30,

in millions, except per share data	2023	2022	% Change	2023	2022	% Change

Sales[1]	$123.7	$100.6	22.9%	$230.5	$196.0	17.6%
Point-in-Time	72.6	62.3	16.5%	137.8	121.1	13.8%
Over Time - Small Projects	15.2	15.0	1.3%	30.3	29.7	2.0%
Over Time - Large Projects	35.8	23.2	54.3%	62.5	45.2	38.3%
Net Income	14.7	11.0	34.1%	25.7	17.5	46.3%
EPS	0.43	0.33	32.7%	0.75	0.52	44.3%
Adjusted Net Income[2]	16.9	12.9	31.4%	30.3	21.3	42.0%
Adjusted EPS[2]	0.49	0.38	30.2%	0.89	0.64	38.9%
Adjusted EBITDA[3]	27.7	21.9	26.5%	49.8	38.5	29.2%

% of Sales:
Point-in-Time	58.7%	61.9%	-320 bps	59.8%	61.8%	-200 bps
Over-Time - Small Projects	12.3%	14.9%	-260 bps	13.1%	15.2%	-210 bps
Over-Time - Large Projects	28.9%	23.1%	580 bps	27.1%	23.1%	400 bps
Net Income	11.9%	10.9%	100 bps	11.1%	8.9%	220 bps
Adjusted Net Income[2]	13.7%	12.8%	90 bps	13.1%	10.9%	220 bps
Adjusted EBITDA[3]	22.4%	21.8%	60 bps	21.6%	19.6%	200 bps

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million and Over Time - Large Projects are each equal to or greater than $0.5 million.
2 Net Income (Loss) after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net Income to Adjusted EBITDA."

Q2 2024 sales were $123.7 million as compared to $100.6 million in Q2 2023, an increase of $23.1 million, or 23%. Sales growth was a result of our customers' investments in the Chemical, Petrochemical, Power, Renewables and Food & Beverage end markets as well as investments in decarbonization and electrification projects.

Backlog was $166.9 million as of September 30, 2023, representing a $6.1 million increase, or 4%, as compared to Q2 2023 backlog of $160.8 million. Orders in Q2 2024 were $116.4 million compared to $95.2 million in Q2 2023, an increase of $21.2 million, or 22%.

Balance Sheet, Liquidity and Cash Flow

Thermon maintained a strong and flexible balance sheet during Q2 2024. The net debt-to-Adjusted EBITDA ratio was 0.8x as compared to 1.4x in the prior year period. Gross outstanding debt decreased by $32.9 million to $110.6 million. Available liquidity at the end of the quarter totaled $100.6 million, including $30.5 million in cash and cash equivalents and $70.1 million available under credit agreements.

Working capital increased by 3.2% to $159.5 million during Q2 2024. Capital expenditures during the quarter were $2.8 million, up from $2.0 million in the prior year period. Cash from operating activities was $3.4 million and Free Cash Flow was $0.6 million.

The Company’s withdrawal from its operations in the Russian Federation through a disposition of its Russian subsidiary (the “Russia Exit”) is on track to be completed in the third quarter of Fiscal 2024. During the three months ended September 30, 2023, the Company recorded a total charge of approximately $0.5 million or an impact of $0.02 to EPS, related to the Russia Exit.

Balance Sheet Highlights	Three Months Ended September 30,

in millions	2023		2022			% Change

Cash	$30.5		$31.9			(4.3)%
Total Debt	110.6		143.5			(22.9)%
Net Debt1 / TTM Adjusted EBITDA	0.8	x	1.4	x	(0.6)	x
Working Capital[2]	159.5		154.5			3.2%
Capital Expenditures	2.8		2.0			42.3%
Free Cash Flow[3]	0.6		(1.3)			Fav

1 Total company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Revised Outlook

Kevin Fox, Thermon's Chief Financial Officer, added, "Our team's outstanding performance in the second quarter of the fiscal year built on the momentum from the first quarter. This, combined with our balanced outlook for the second half of our fiscal year, allows us to raise our full year Fiscal 2024 revenue guidance to approximately $478 - $498 million. We are also raising full year Fiscal 2024 GAAP EPS guidance to approximately $1.59 - $1.69 per share, with Adjusted EPS of approximately $1.84 - $1.94 per share."

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Kevin Fox, Senior Vice President and Chief Financial Officer, will discuss Q2 2024 results during a conference call today, November 2, 2023 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Thermon to host Investor Day on November 14, 2023

The Company will host its inaugural investor day in New York City at 9:00am on Tuesday, November 14, 2023. Bruce Thames, President and CEO, and Kevin Fox, CFO, will be joined by other members of the executive management team to present an in-depth review of the Company's overall business, financial performance, long-term strategy and outlook, as well as key initiatives such as how the Company is enabling the energy transition, new product development, and operational excellence. For more information and to register for the event visit https://events.convene.com/thermon-2023investorday.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. "Organic Sales" represents revenue excluding the impact of the Company's May 31, 2022 acquisition of Powerblanket. "Net Debt" represents total outstanding principal debt less cash and cash equivalents on hand.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected fiscal 2024 Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected fiscal 2024 Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as the anticipated financial performance of our Powerblanket acquisition, our execution of our strategic initiatives, our ability to complete the disposition of our Russian subsidiary and anticipated timing and associated charges and our ability to achieve our financial performance targets for fiscal 2026 and our fiscal 2024 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) the outbreak of a global pandemic, including the current pandemic (COVID-19 and its variants); (ii) general economic conditions and cyclicality in the markets we serve; (iii) future growth of energy, chemical processing and power generation capital investments; (iv) our ability to operate successfully in foreign countries; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) the current geopolitical instability in Russia and Ukraine and related sanctions by the U.S. and Canadian governments and European Union; (xxxi) environmental and health and safety laws and regulations as well as environmental liabilities; and (xxxii) climate change and related regulation of greenhouse gases, and (xxxiii) those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2023 and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox, Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Sales	$123,659	$100,557	$230,548	$195,999
Cost of sales	69,201	54,631	128,781	112,848
Gross profit	54,458	45,926	101,767	83,151
Operating expenses:
Selling, general and administrative expenses	30,490	27,754	59,144	52,157
Deferred compensation plan expense/(income)	(247)	(303)	26	(963)
Amortization of intangible assets	2,227	2,437	4,614	4,705
Restructuring and other charges/(income)	304	—	885	—
Income from operations	21,684	16,038	37,098	27,252
Other income/(expenses):
Interest expense, net	(1,925)	(1,408)	(3,509)	(2,243)
Other income/(expense)	(267)	(335)	74	(1,251)
Income before provision for taxes	19,492	14,295	33,663	23,758
Income tax expense	4,762	3,311	7,995	6,218
Net income	$14,730	$10,984	$25,668	$17,540

Net income per common share:
Basic income per share	$0.44	$0.33	$0.76	$0.52
Diluted income per share	$0.43	$0.33	$0.75	$0.52
Weighted-average shares used in computing net income per common share:
Basic common shares	33,689	33,477	33,748	33,439
Fully-diluted common shares	34,127	33,773	34,094	33,611

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share per share data)
	(Unaudited)
	September 30, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$30,532	$35,635
Accounts receivable, net of allowances of $2,812 and $2,682 as of September 30, 2023, and March 31, 2023, respectively	101,564	97,627
Inventories, net	92,550	82,132
Contract assets	27,259	16,272
Prepaid expenses and other current assets	16,865	16,138
Income tax receivable	1,109	3,138
Total current assets	$269,879	$250,942
Property, plant and equipment, net of depreciation and amortization of $70,610 and $67,450 as of September 30, 2023, and March 31, 2023, respectively	64,794	63,288
Goodwill	218,864	219,612
Intangible assets, net	88,018	93,970
Operating lease right-of-use assets	12,319	13,570
Deferred income taxes	703	688
Other non-current assets	9,146	7,559
Total assets	$663,723	$649,629
Liabilities and equity
Current liabilities:
Accounts payable	$34,603	$27,330
Accrued liabilities	30,585	39,364
Current portion of long-term debt	10,226	10,222
Borrowings under revolving credit facility	27,500	14,500
Contract liabilities	7,261	8,483
Lease liabilities	3,387	3,364
Income taxes payable	4,366	6,809
Total current liabilities	$117,928	$110,072
Long-term debt, net	72,599	87,710
Deferred income taxes	10,438	12,084
Non-current lease liabilities	11,389	12,479
Other non-current liabilities	9,063	8,296
Total liabilities	$221,417	$230,641
Equity
Common stock: $0.001 par value; 150,000,000 authorized; 33,690,712 and 33,508,076 shares issued and outstanding at September 30, 2023 and March 31, 2023, respectively	$34	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	240,833	239,860
Accumulated other comprehensive loss	(61,424)	(58,100)
Retained earnings	262,863	237,195
Total equity	$442,306	$418,988
Total liabilities and equity	$663,723	$649,629

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Six months ended September 30,
	2023	2022
Operating activities
Net income	$25,668	$17,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,802	9,852
Amortization of deferred debt issuance costs	174	152
Stock compensation expense	2,688	2,444
Deferred income taxes	(1,562)	(1,749)
Reserve for uncertain tax positions, net	39	20
Remeasurement (gain)/loss on intercompany balances	(226)	530
Changes in operating assets and liabilities:
Accounts receivable	(4,157)	(8,577)
Inventories	(11,569)	(22,013)
Contract assets and liabilities	(12,103)	10,100
Other current and non-current assets	(3,023)	(3,677)
Accounts payable	7,536	7,369
Accrued liabilities and non-current liabilities	(7,607)	(2,807)
Income taxes payable and receivable	(400)	3,347
Net cash provided by operating activities	$4,260	$12,531
Investing activities
Purchases of property, plant and equipment	(5,608)	(3,614)
Sale of rental equipment	34	103
Cash paid for acquisitions, net of cash acquired	—	(35,299)
Net cash provided by/(used) in investing activities	$(5,574)	$(38,810)
Financing activities
Proceeds from revolving credit facility	13,000	32,000
Payments on revolving credit facility	—	(3,000)
Payments on long-term debt	(15,381)	(10,441)
Repurchase of employee stock units on vesting	(1,715)	(586)
Payments on finance leases	(500)	(30)
Net cash provided by/(used in) financing activities	$(4,596)	$17,943
Less: Net change in cash balances classified as assets held-for-sale	905	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(583)	(1,050)
Change in cash, cash equivalents and restricted cash	(5,588)	(9,386)
Cash, cash equivalents and restricted cash at beginning of period	38,520	43,931
Cash, cash equivalents and restricted cash at end of period	$32,932	$34,545

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
GAAP Net income	$14,730	$10,984	$25,668	$17,540
Interest expense, net	1,925	1,408	3,509	2,243
Income tax expense/(benefit)	4,762	3,311	7,995	6,218
Depreciation and amortization expense	4,363	4,956	8,802	9,852
EBITDA (non-GAAP)	$25,780	$20,659	$45,974	$35,853
Stock compensation expense	1,450	1,251	2,688	2,444
Transaction-related costs[1]	190	—	267	251
Restructuring and other charges/(income)[1]	304	—	885	—
Adjusted EBITDA (non-GAAP)	$27,724	$21,910	$49,814	$38,548
Adjusted EBITDA %	22.4%	21.8%	21.6%	19.7%

1 - The fiscal 2024 charges relate to the Company's Russian subsidiary.

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)
	Three Months Ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
GAAP Net income	$14,730	$10,984	$25,668	$17,540
Amortization of intangible assets	2,227	2,437	4,614	4,705	Intangible amortization
Transaction-related costs[1]	190	—	267	251	Operating expense
Restructuring and other charges/(income)[1]	304	—	885	—	Operating expense
Tax effect of adjustments	(561)	(569)	(1,131)	(1,150)
Adjusted Net Income (non-GAAP)	$16,890	$12,852	$30,303	$21,346

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.49	$0.38	$0.89	$0.64

Fully-diluted common shares	34,127	33,773	34,094	33,611

1 - The fiscal 2024 charges relate to the Russia Exit.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)
	Three Months Ended September 30,		Six months ended September 30,
	2023	2022	2023	2022
Cash provided by operating activities	$3,392	$671	$4,260	$12,531
Cash provided by/(used in) by investing activities	(2,785)	(1,917)	(5,574)	(38,810)
Cash provided by/(used in) by financing activities	(2,743)	(4,820)	(4,596)	17,943

Cash provided by operating activities	$3,392	$671	$4,260	$12,531
Less: Cash used for purchases of property, plant and equipment	(2,807)	(1,997)	(5,608)	(3,614)
Plus: Sales of rental equipment	22	40	34	103
Free cash flow provided (non-GAAP)	$607	$(1,286)	$(1,314)	$9,020